                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   3   )*
                                         ------

                                 Aksys, Ltd.
                     ----------------------------------
                              (Name of Issuer)

                                   Common
                     ----------------------------------
                       (Title of Class of Securities)

                                010196-10-3
                     ----------------------------------
                               (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of 15 Pages

CUSIP No. 010196-10-3              13G                 Page 2 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     77-0287059
     Sutter Hill Ventures, A California Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       1,064,833
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    1,064,833
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,064,833
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 010196-10-3              13G                 Page 3 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     77-0155181
     TOW Partners, A California Limited Partnership
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       136,975
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    136,975
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     136,975
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     .9
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 010196-10-3              13G                 Page 4 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     David L. Anderson
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       137,718
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        1,064,833
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    137,718
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,064,833
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,202,551
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.0
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 010196-10-3              13G                 Page 5 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     G. Leonard Baker, Jr.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       141,918
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        1,064,833
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    141,918
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,064,833
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,206,751
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8.1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 010196-10-3              13G                 Page 6 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     William H. Younger, Jr.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       118,924
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        1,064,833
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    118,924
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,064,833
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,183,757
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.9
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 010196-10-3              13G                 Page 7 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     Tench Coxe
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       37,787
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        1,064,833
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    37,787
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,064,833
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,102,620
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.4
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 010196-10-3              13G                 Page 8 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     Paul M. Wythes
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       136,975
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    136,975
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     136,975
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     .9
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 010196-10-3              13G                 Page 9 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     77-0337953
     Anvest, L.P.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       30,621
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    30,621
                             --------------------------------------------------
                              (8) Shared Dispositive Power

-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     30,621
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     .2
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 010196-10-3              13G                 Page 10 of 15 Pages

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     ###-##-####
     Gregory P. Sands
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     USA
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        1,064,833
                             --------------------------------------------------
                              (7) Sole Dispositive Power

                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    1,064,833
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,064,833
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     7.1
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                         Page 11 of 15 Pages


ITEM 1(A).  NAME OF ISSUER
            Aksys, Ltd.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            Two Marriott Drive
            Lincolnshire, IL 60069
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Exhibit A is hereby incorporated by reference
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
            See Exhibit A
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            See Exhibit A
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER

            010196-10-3
-------------------------------------------------------------------------------


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
  CHECK WHETHER THE PERSON FILING IS A         N/A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                        Page 12 of 15 Pages

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

    ---------------------------------------------------------------------------

    (b) Percent of Class:

    ---------------------------------------------------------------------------

    (A & B) - See Exhibit A which is hereby incorporated by reference and related pages 2 to 15
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote

              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of

              -----------------------------------------------------------------

              See Exhibit A and related pages 2 to 15 Messrs. Anderson,
              Baker, Younger, Coxe and Sands are the managing directors
              of the general partner of Sutter Hill Ventures and as such share the voting and disposition powers over the shares held by the partnership. Mr. Wythes (who retired as a managing director of the general partner of Sutter Hill effective 7-1-99) is the general partner of TOW Partners, and he has voting and disposition powers over shares held by the partnership.
              Mr. Anderson is the general partner of Anvest L.P., and has voting and disposition powers over the shares held by the partnership.
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         N/A

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N/A
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A
-------------------------------------------------------------------------------

                                                        Page 13 of 15 Pages

ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of each of us.

                                       SUTTER HILL VENTURES, A California
                                       Limited Partnership

                                       By: /s/ G. Leonard Baker, Jr.
                                          -----------------------------------
                                       Title: Managing Director of the General
                                              Partner


                                       /s/ David L. Anderson
                                       --------------------------------------
                                       David L. Anderson

                                       /s/ G. Leonard Baker, Jr.
                                       --------------------------------------
                                       G. Leonard Baker, Jr.


                                       /s/ William H. Younger, Jr.
                                       --------------------------------------
                                       William H. Younger, Jr.

                                       /s/ Tench Coxe
                                       --------------------------------------
                                       Tench Coxe



                                       TOW Partners, A California Limited
                                       Partnership

                                       By: /s/ Paul M. Wythes
                                          -----------------------------------
                                       Title: General Partner


                                       /s/ Paul M. Wythes
                                       --------------------------------------
                                       Paul M. Wythes



                                       Anvest, L.P.

                                       By: /s/ David L. Anderson
                                          -----------------------------------
                                       Title: General Partner


                                       By: Gregory P. Sands
                                          -----------------------------------
                                       Gregory P. Sands

                                                        Page 14 of 15 Pages

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints G. Leonard Baker, Jr., William H. Younger, Jr., Sherryl W. Hossack, as one of them as his true and lawful attorneys-in-fact and agents, with full power of substitution and re substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Schedule 13G, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

   2/14/2000                           SUTTER HILL VENTURES, A California
---------------------------------      Limited Partnership
Date
                                       By: /s/ G. Leonard Baker, Jr.
                                          -----------------------------------
                                       Title: Managing Director of the General
                                              Partner


                                       /s/ David L. Anderson
                                       --------------------------------------
                                       David L. Anderson


                                       /s/ G. Leonard Baker, Jr.
                                       --------------------------------------
                                       G. Leonard Baker, Jr.


                                       /s/ William H. Younger, Jr.
                                       --------------------------------------
                                       William H. Younger, Jr.

                                       /s/ Tench Coxe
                                       --------------------------------------
                                       Tench Coxe



                                       TOW Partners, A California Limited
                                       Partnership

                                       By: /s/ Paul M. Wythes
                                          -----------------------------------
                                       Title: General Partner


                                       /s/ Paul M. Wythes
                                       --------------------------------------
                                       Paul M. Wythes



                                       Anvest, L.P.

                                       By: /s/ David L. Anderson
                                          -----------------------------------
                                       Title: General Partner


                                       By: Gregory P. Sands
                                          -----------------------------------
                                       Gregory P. Sands

                                                        Page 15 of 15 Pages

EXHIBIT A TO SCHEDULE 13G - AKSYS

                                         Aggregate Number of
                                       Share Beneficially Owned
                                     ---------------------------            % of
Name of Originator                   Individual        Aggregate        Total Shares
------------------                   ----------        ---------        ------------

Sutter Hill Ventures,
A California Limited Partnership       1,064,833                              7.1%

TOW Partners,
A California Limited Partnership         136,975                              0.9%

David L. Anderson                        107,097                              0.7%
                                                        1,202,551             8.0%

Anvest, L.P.                              30,621                              0.2%

G. Leonard Baker, Jr.                    141,918                              0.9%
                                                        1,206,751             8.1%

William H. Younger, Jr.                  118,924                              0.8%
                                                        1,183,757             7.9%

Tench Coxe                                37,787                              0.3%
                                                        1,102,620             7.4%

Paul M. Wythes                                 0                              0.0%
                                                          136,975             0.9%

Gregory P. Sands                               0                              0.0%
                                                        1,064,833             7.1%




The address for all of the above is: 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304

The three partnerships are organized in California and the individuals are all U.S. citizens and residents.

None of the above have been convicted in any criminal proceedings nor have they been subject to judgements, decrees, or final orders enjoining future violations of Federal or State securities laws.

All of the parties are individuals in the venture capital business.